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                                                              EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contact:
Danyl Collings                      Derek Beckwith
skymedia, inc.                      skymedia, inc.
978-443-0400 x14                    978-443-0400 x15
danyl@skyepr.com                    derek@skyepr.com



                DIGITAL DATA NETWORKS, INC. CLOSES ACQUISITION OF
                          I2TELECOM INTERNATIONAL, INC.

DALLAS, TEXAS- (FEBRUARY 27, 2004)-Digital Data Networks, Inc. (OTC: DIDA.OB) a wireless mass transit passenger advertising company, today announced that it has completed the acquisition of i2Telecom International, Inc. by means of a reverse merger effective 4:00 p.m., Eastern Time. i2Telecom International is a low-cost telecommunications service provider employing next-generation Voice over Internet Protocol ("VoIP") technology with operations based in Boca Raton, Florida, Atlanta, Georgia and Redwood City, California.

As a result of the merger, the i2Telecom International security holders will receive shares of Digital Data Networks' common stock and/or preferred stock (including a certain number of shares the issuance of which is contingent upon the occurrence of certain events) constituting up to 88.44% of the voting securities of Digital Data Networks. The shares of Digital Data Networks' common stock and preferred stock to be issued to i2Telecom International security holders in connection with the merger have not been, and will not be, registered under the Securities Act of 1933, as amended (the "Act"), and may not be offered for sale or sold absent registration under the Act or an applicable exemption from the registration requirements of the Act.

ABOUT DIGITAL DATA NETWORKS, INC.

Digital Data Networks generates advertising revenue in the out-of-home advertising industry through its Transit Network operation, which sells advertising on its digital information network. The Transit Network's digital information network is a network of computerized electronic displays that delivers information, both text and graphics, to riders on-board public transit vehicles, utilizing an FM subcarrier signal to transmit the data. The Transit Network currently operates its digital information network on the Dallas Area Rapid Transit ("DART") bus and rail system, having begun operations in 1991. Digital Data Network's contract with DART expires in October 2005.

ABOUT I2TELECOM INTERNATIONAL, INC.

i2Telecom International is a low-cost telecommunications service provider employing next generation VoIP technology with operations based in Boca Raton, Florida, Atlanta, Georgia and Redwood City, California. i2Telecom International controls its own proprietary technology and outsources its production and service functions with strategic partners. i2Telecom International provides micro gateway adapters (InternetTalker(TM)), VoIP long distance and other enhanced communication services to subscribers. i2Telecom International's proprietary technology platform is built to the Session Initiation Protocol standard. i2Telecom International's revenue model is multi-faceted and includes prepaid revenue from the sale of its InternetTalker(TM) integrated access device,


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recurring monthly subscriptions, call minute termination and original equipment manufacturer royalties.

FORWARD LOOKING STATEMENTS

Certain statements contained in this release that are not statements of historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words - "believe", "expect", "anticipate", "intend", "will", and similar expressions are examples of words that identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding our business strategy. These forward-looking statements are based on our current beliefs, as well as assumptions we have made based upon information currently available to us. We do not assume, and expressly disclaim, any obligation to update these forward-looking statements.